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                                                                  Exhibit 99.1



PECHINEY COMPLETES PURCHASE OF CENTURY'S FABRICATION BUSINESSES

      Monterey, CA, September 21, 1999 - Pechiney, Century Aluminum Company and Century Aluminum of West Virginia, Inc. (CAWV) have completed the transaction for Pechiney to purchase Century's two aluminum fabrication businesses. Completion of the acquisition follows the signing of a definitive agreement on July 28 and the obtaining of standard governmental and regulatory approvals.

      The businesses, with revenues of $562 million in 1998, consist of:

      -The Rolled Products unit of CAWV at Ravenswood, West Virginia that has capacity to produce up to 600 million pounds (270,000 metric tons) of rolled aluminum products a year on some of the largest rolling equipment in the aluminum industry. The Ravenswood facility is a leading North American supplier of premium sheet and plate products for the aerospace and transportation markets. It is also a major North American producer of brazing sheet used to manufacture radiators for passenger cars and trucks.

      -Century's Cast Plate unit at Vernon, California that has capacity to produce 15 million pounds (7,000 metric tons) a year of cast aluminum plate in the broadest range of sizes in the world. The unit is the world's second largest producer of these products. Cast plate is used principally in the machinery and equipment market.


PECHINEY
7, place du Chancelier Adenauer               CENTURY
75218 Paris Cedex 16                          2511 Garden Road
                                              Suite 200 Building A
Contact:                                      Monterey, CA 93940
Francois-Jose Bordonado
Tel. 33-6 08 10 05 72                         Contact:
Catherine Paupelin                            A. T. Posti
Tel. 33-1 56 28 25 08                         Tel. 831/642-9364
Fax 33-1 56 28 33 38                          Fax 831-642-9328
e-mail: investor-relations@pechiney.com       e-mail: posti@centuryaluminum.com
Internet: http://www.pechiney.com